Exhibit 3.11

CERTIFICATE OF INCORPORATION

OF

VALVOLINE INTERNATIONAL HOLDINGS INC.

FIRST: The name of the corporation is Valvoline International Holdings Inc.

SECOND: The address of its registered office in the State of Delaware is located at 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware, 19801. The name of its registered agent at such address is Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be formed under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the corporation is authorized to issue is ONE THOUSAND (1,000) shares of common stock having a par value of one cent ($0.01) per share.

FIFTH: The incorporator is Julie M. O’Daniel whose mailing address is 50 E. RiverCenter Blvd., Covington, Kentucky, 41011.

SIXTH: The business affairs of the corporation shall be managed by the board of directors, and the directors need not be elected by ballot unless required by the By-laws of the corporation.

SEVENTH: The board of directors is expressly authorized to adopt, amend or repeal the By-laws or adopt new By-laws without any action on the part of the stockholders.

EIGHTH: To the full extent permitted by applicable law, including Section 102(b)(7) of the General Corporation Law of the State of Delaware, a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such personal liability shall not be eliminated hereby: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

In addition to the circumstances in which a director of the corporation is not personally liable as set forth in the preceding sentence, a director shall not be liable to the fullest extent permitted by any applicable law, whenever enacted, or any amendment to the applicable Delaware statutes hereafter enacted, that further limits the liability of a Director.

This elimination of such personal liability, and the limitations applicable thereto, are not intended to eliminate or narrow any protection otherwise available to directors of the corporation.

No amendment to, modification of or repeal of this Article Eighth shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

NINTH: The corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any appeals thereof, a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the corporation or, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability, loss suffered and cost and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.

Notwithstanding the above, the corporation shall not indemnify or agree to indemnify any person against any liability or expenses he or she may incur on account of his or her activities which were at the time taken known or believed by him or her to be clearly in conflict with the best interest of the corporation.

Expenses incurred by a director or officer of the corporation in defending a Proceeding shall, at the request of such director or officer, and subject to authorization by the Board, be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount, unless it shall ultimately be determined that he or she is entitled to indemnification from the corporation under this Article Ninth or otherwise.

Any amendment, repeal or modification of this Article Ninth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

If this Article Ninth or any portion hereof shall be invalidated on any ground by any court or agency of competent jurisdiction, then the corporation shall nevertheless indemnify each Covered Person to the full extent permitted by the portion of this Article that is not invalidated and also to the full extent permitted or required by other applicable law.

The entitlements to advancement of expenses and/or indemnification provided for in this Article Ninth are nonexclusive and are separate from any similar rights provided under any law, including, but not limited to, Section 145 of the General Corporation Law of the State of Delaware, agreement or otherwise.

TENTH: the corporation reserves the right to amend or repeal any provision contained in this certificate of incorporation in the manner prescribed by the law of the State of Delaware. All rights herein conferred are granted subject to this reservation.

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State: of Delaware do make and file this Certificate of Incorporation, do certify that the facts herein stated are true and, accordingly, have hereto set my hand this 8th     day of July 2016.

/s/ Julie M. O’Daniel
Julie M. O’Daniel Incorporator